EXHIBIT 9(g)
                           ADMINISTRATION AGREEMENT
                        (Lindner High-Yield Bond Fund)

      THIS AGREEMENT is made as of April 6, 1998, by and between LINDNER INVESTMENTS, a Massachusetts business trust (the "Trust"), acting on behalf of the Lindner High-Yield Bond Fund (the "Fund"), and RYBACK MANAGEMENT CORPORATION ("Ryback Management"), a Michigan corporation.

         WHEREAS, the Trust is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares of Common Stock; and

         WHEREAS, the Trust desires Ryback Management to provide, and Ryback Management is willing to provide, management and administrative services to the Fund such other portfolios of the Trust as the Trust and Ryback Management may hereafter agree on ("Portfolios") and as are listed on a schedules attached hereto ("Schedules") or hereafter made a part of this Agreement, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and Ryback Management hereby agree as follows:

         1. Retention of Ryback Management. The Trust hereby retains Ryback Management to act as the administrator of the Portfolios and to furnish the Portfolios with the management and administrative services as set forth in Section 2 below. Ryback Management hereby accepts such employment to perform the duties set forth below. Ryback Management shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way and shall not be deemed an agent of the Trust.

         2. Administrative and Accounting Services. Ryback Management shall perform or supervise the performance by others of other administrative services in connection with the operations of the Portfolios, and, on behalf of the Trust, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. Ryback Management shall provide the Trustees of the Trust with such reports regarding investment performance and compliance with investment policies and applicable laws, rules and regulations as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.

         Ryback Management shall provide the Trust with administrative services, regulatory reporting, fund accounting and related portfolio accounting services, all necessary office space, equipment, personnel, compensation and facilities (including facilities for shareholders' meetings but not Trustees' meetings that are not held at offices of Ryback Management) for handling the affairs of the Portfolios and such other services as the Trustees may, from time to time, reasonably request and Ryback Management shall, from time to time, reasonably determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Trust's Board of Trustees (the "Trustees"), Ryback Management shall make reports to the Trustees concerning the performance of its obligations hereunder.

         Without limiting the generality of the foregoing, Ryback Management shall:

                 (a) calculate contractual expenses and control all disbursements for the Portfolios, and as appropriate compute the yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighed maturity for the Portfolios;

                 (b) assist Trust counsel with the preparation of prospectuses, statements of additional information, registration statements, and proxy materials for the Portfolios;

                 (c) prepare such reports, applications and documents (including reports regarding the sale and redemption of shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Portfolios' shares with state securities authorities, monitor sale of Portfolio shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Portfolios and the Portfolios' shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Portfolios' shares with state securities authorities to enable the Trust to make a continuous offering of the Portfolios' shares;

                 (d) develop and prepare communications to shareholders, including the annual report to shareholders, coordinate mailing prospectuses, notices, proxy statements, proxies and other reports to shareholders of the Portfolios, and supervise and facilitate the solicitation of proxies for all shareholder meetings of the Portfolios, including tabulation process for such shareholder meetings;

                 (e) coordinate with Trust counsel the preparation and negotiation of, and administer, contracts on behalf of the Portfolios with, among others, the Trust's investment adviser, distributor, custodian, and transfer agent;

                 (f) maintain the Portfolios' general ledger and prepare the Portfolios' financial statements, including expense accruals and payments, determine the net asset value of the Portfolios' assets and of the Portfolios' shares, and supervise the Portfolios' transfer agent with respect to the payment of dividends and other distributions to shareholders;

                 (g) calculate performance data of the Portfolios for dissemination to information services covering the investment company industry;

                 (h) coordinate and supervise the preparation and filing of the Portfolios' tax returns;

                 (i) examine and review the operations and performance of the various organizations providing services to the Trust or any of the Portfolios, including, without limitation, the Portfolios' investment adviser, distributor, custodian, transfer agent, counsel and independent public accountants;

                 (j) assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout and printing of the Portfolios' semi-annual and annual reports to shareholders;

                 (k) assist with the design, development, and operation of the Portfolios, including new portfolio and class investment objectives, policies and structure;

                 (l) provide individuals acceptable to the Trustees for nomination, appointment, or election as officers of the Trust, who will be responsible for the management of certain of the Trust's affairs as determined by the Trustees;

                 (m) advise the Trust and its Trustees on matters concerning the Trust and its affairs;

                 (n) obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Portfolios in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Portfolios' Board of Trustees;

                 (o) monitor and advise the Trust and its Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended;

                 (p) perform all administrative services and functions of the Trust and each Portfolio to the extent administrative services and functions are not provided to the Trust or such Portfolio pursuant to the Trust's or such Portfolio's investment advisory agreement, distribution agreement, custodian agreement and transfer agent agreement;

                 (q) furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Trust and Ryback Management shall determine desirable;

                 (r) prepare and file with the SEC the semi-annual report for the Trust on Form N-SAR and all required notices pursuant to Rule 24f-2;

                 (s) review, and file with the National Association of Securities Dealers where necessary, marketing materials relating to the Trust; and

                 (t) assist in the training and oversight of third parties used to perform any of the services described herein.

         Ryback Management shall also be available, at its expense, to perform internal audit examinations no more frequently that once annually at the request of the Trust. In addition, Ryback Management will perform or oversee other services for the Trust as agreed from time to time, including, but not limited to mailing the annual and semi-annual reports to shareholders of the Portfolios; preparing an annual list of shareholders; and mailing notices of shareholders' meetings, proxies and proxy statements, for all of which the Trust will pay Ryback Management's out-of-pocket expenses.

         In the performance of its duties hereunder, Ryback Management will comply with the provisions of the Declaration of Trust and the Bylaws of the Trust, will safeguard and promote the welfare of the Trust, and will comply with the policies that the Trustees may from time to time reasonably determine; provided that such policies are not in conflict with this Agreement, the Trust's governing documents, or any applicable statutes or regulations.

         3.      Allocation of Charges and Expenses.

         (A) Ryback Management. Ryback Management shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. Ryback Management shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust as well as all Trustees of the Trust who are affiliated persons of Ryback Management or any affiliated corporation of Ryback Management; provided, however, that unless otherwise specifically provided, Ryback Management shall not be obligated to pay the compensation of any employee of the Trust retained by the Trustees of the Trust to perform services on behalf of the Trust.

         (B) The Trust. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated herein, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of Ryback Management or the investment adviser to the Trust or any affiliated corporation of Ryback Management or the Investment Adviser, the costs of Trustees' meetings, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Trust.

         4.      Compensation of Ryback Management.

         (a) Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by Ryback Management pursuant to this Agreement, the Trust shall pay to Ryback Management compensation at an annual rate calculated daily and paid monthly equal to 0.20% of each Portfolio's average daily net assets. If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, Ryback Management's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of Ryback Management's compensation for the preceding month shall be made promptly.

         (b) Compensation from Transactions. The Trust hereby authorizes any entity or person associated with Ryback Management which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T) (a) (2) (iv).

         (c) Survival of Compensation Rates. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

         5. Activities of Ryback Management. The services of Ryback Management rendered to the Trust are not to be deemed to be exclusive. Ryback Management is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Trust are or may be or become interested in Ryback Management, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of Ryback Management and its counsel are or may be or become similarly interested in the Trust, and that Ryback Management may be or become interested in the Trust as a Shareholder or otherwise.

         6. Confidentiality. Ryback Management agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Trust and its prior, present or potential Shareholders and relative to Ryback Management and its prior, present or potential customers, except, after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Ryback Management may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

         7.      Representations, Warranties and Covenants.

         (a) In the event of equipment failures beyond Ryback Management's control, Ryback Management shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions but shall have no liability with respect to such service interruptions if such reasonable steps are taken. Ryback Management shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

         (b) Ryback Management undertakes to comply with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by Ryback Management hereunder.

         (c) Ryback Management warrants that all software code owned by or under its control, used in the performance of its obligations under this contract, will be Year 2000 compliant. For purposes of this paragraph, "Year 2000 Compliant" means that the software will continue to operate beyond December 31, 1999, without creating any logical or mathematical inconsistencies concerning any date after December 31, 1999, and without decreasing the functionality of the system applicable to dates prior to January 1, 2000, including, but not limited to, making changes to (a) date and data century recognition; (b) calculations which accommodate same-century and multi-century formulas and date values; and (c) input/output of date values which reflect century dates. All changes described in this paragraph will be made at no additional cost to the Fund.

         8. Term; Termination. This Agreement shall become effective with respect to the Fund on the date hereof and shall remain in full force until April 1, 2000, unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter with respect to the Fund, but only as long as such continuance is specifically approved for the Fund at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for the Fund, Ryback Management may continue to serve in such capacity for the Fund in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

         This Agreement shall automatically terminate in the event of its assignment by the Ryback Management, and may be terminated by the Board of Trustees of the Trust, by vote of a majority of the outstanding voting securities of the Trust, or by Ryback Management, at any time without cause and without the payment of any penalty on sixty (60) days' written notice by one party to the other party. This Agreement may also be terminated immediately, upon delivery of notice of termination and without the payment of any penalty, by the Trust in the event that the Board of Trustees determines that Cause for termination exists. The term "Cause" shall include, without limitation, (i) a material breach of this Agreement or other action or omission by Ryback Management which has or is likely to have a material and imminent adverse effect on the Fund or its shareholders, (ii) any other breach of this Agreement by Ryback Management which is not cured within twenty (20) business days after written notice of such breach from the Board, (iii) the insolvency or the filing of bankruptcy or reorganization proceedings by or against Ryback Management, or (iv) the conviction of Ryback Management or any director or executive officer of Ryback Management of a felony. The terms "assignment" and "majority of the outstanding voting securities" have the meanings set forth in the 1940 Act and the rules and regulations thereunder. Termination of this Agreement shall not affect the right of Ryback Management to receive payments on any unpaid balance of the compensation described in Section 4 earned prior to the effective date of such termination.

         9. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

         10. Certain Records. Ryback Management shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by Ryback Management on behalf of the Trust shall be prepared and maintained at the expense of Ryback Management, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request.
In case of any request or demand for the inspection of such records by another party, Ryback Management shall notify the Trust and follow the Trust's instructions as to permitting or refusing such inspection.

         11. Definitions of Certain Terms. The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         12. Notices. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, at 7711 Carondelet Avenue, Suite 700, St. Louis, Missouri 63105; and if to Ryback Management at 520 Lake Cook Road, Suite 380, Deerfield, Illinois 60015.

         13. Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the Commonwealth of Massachusetts, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         14. Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         15. Limitation of Trust Liability. The Declaration of Trust establishing Lindner Investments, dated July 19, 1993, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Lindner Investments" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Lindner Investments, shall be held to any personal liability, nor shall result be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Lindner Investments, but the Trust Estate only shall be liable.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

LINDNER INVESTMENTS                          RYBACK MANAGEMENT CORPORATION


By: /S/ ERIC E. RYBACK                       By: /S/ DOUG T. VALASSIS
Title: President                             Title: Chairman